                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40248

--------------------------------------------------------------------------------
           American Business Financial Services, Inc. Investment Notes
                                 Rate Supplement
                    Prospectus Supplement dated August 14, 2001
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                               Same Term(2)            Same Term(2)
                                                                 Renewal                 Renewal
   Term                   Rate(1)      Annual Yield(1)*            Rate               Annual Yield*
-----------------------------------------------------------------------------------------------------------------
3-5 mos.                    NA               NA                    6.25%                   6.44%
6-11 mos.                   NA               NA                    7.00%                   7.25%
12-17 mos.                 8.10%            8.43%                  8.60%                   8.89%
18-23 mos.                 8.15%            8.49%                  8.40%                   8.76%
24-29 mos.                 8.25%            8.59%                  8.50%                   8.87%
30-35 mos.                 8.50%            8.87%                  8.75%                   9.14%
36-59 mos.                 8.75%            9.14%                  9.00%                   9.41%
60-120 mos.               10.00%           10.51%                 10.00%                  10.51%
Money Market                NA               NA                    5.35%                   5.49%
-----------------------------------------------------------------------------------------------------------------

                     Minimum for Investment Notes is $1,000

(1) These rates apply to new investments and to renewals for terms that differ from the term of the original investment.

(2) These rates apply only to renewals for the same term as the original investment.

--------------------------------------------------------------------------------
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
--------------------------------------------------------------------------------
An offer can only be made by the Prospectus dated May 11, 2001 delivered in conjunction with this Rate Supplement dated August 14, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from August 31, 2001 through September 10, 2001. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes. You may obtain an additional copy of the Prospectus dated May 11, 2001, free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

Investment Notes and Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


                             For information, call
                                 1-800-776-4001

                               [GRAPHIC OMITTED]

Bala Pointe Office Center   111 Presidential Boulevard, Suite 215   Bala Cynwyd, PA 19004

                               www.ABFSonline.com

Additional Information:

The discount rate used in valuing the Company's asset called interest-only strips is 13% per annum (see Prospectus pages 13, 33, 38, 39, 41, 42, 57 and
63), except for the over-collateralization portion of this asset where the discount rate is the highest trust certificate pass-through rate as set forth on Prospectus pages 37 and 38 due to the different risk characteristics associated with this portion of the asset.